Exhibit 99
                                                                     ----------


                         ORBCOMM REPORTS RECORD REVENUES
                   AND NARROWS NET LOSS IN SECOND QUARTER 2007

            o Service Revenue Increases 61% and Net Loss Improves 42% Over Prior
              Year Quarter
            o Komatsu To Standardize ORBCOMM On Most Tier-3 Construction Models


Fort Lee, NJ, August 14, 2007 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the second quarter and six months ended June 30, 2007.

For the three months ended June 30, 2007, Service Revenue increased 60.7% to $4.2 million, or $1.6 million higher than the comparable period of 2006. Product Revenues decreased 33.7% to $2.4 million from $3.6 million for the three months ended June 30, 2006 due to a large order in the second quarter of 2006 related to General Electric's installation of subscriber communicators on WalMart trailers. Product Revenue increased 19.8%, or $0.4 million, over the first quarter of 2007. Total Revenue in the second quarter increased 5.8% over the prior year quarter.

The company's reported net loss narrowed in the quarter to $1.3 million, a 42.4% improvement compared to a net loss of $2.3 million in the second quarter of 2006. For the first six months of 2007, net loss improved 21.4% to $4.2 million from a net loss of $5.4 million for the comparable period in 2006.

"We improved our financial performance in the second quarter, narrowing our net loss, despite some market softness in a few end markets," said Jerome Eisenberg, ORBCOMM's Chief Executive Officer. "We are well-positioned to continue our growth, and believe that some market softness is related to timing of investments by end users, and not a loss of market share. We expect to make an announcement about the development of the next generation satellites shortly."

"We're seeing mixed results in some of the markets our VARs serve," added Marc Eisenberg, ORBCOMM's Chief Operating Officer. "The transportation market sector is slower than anticipated as end users take a more cautious approach to new investment spending, but we are still adding a significant number of units in this market. New applications such as rail car monitoring will start to come online in the third quarter. Furthermore, in the heavy equipment market, we are encouraged that our OEMs are standardizing ORBCOMM's communication services on their equipment. Komatsu, the world's second largest heavy equipment OEM, is making ORBCOMM's service standard on Tier-3 construction machines and will continue to add ORBCOMM's services with new model changes. When an OEM standardizes our service rather than treating it as an aftermarket product, we see a large multiple increase in deployments, and we continue to diligently work to expand OEM standardizations. Combined with previous announcements from Volvo Trucks and Hitachi Construction Equipment, this solidifies our position as the undisputed leader in the OEM commercial telematics market."

"We narrowed our net loss and improved on our operating loss over the prior year period despite higher stock-based compensation cost," added Robert Costantini, ORBCOMM's Chief Financial Officer. "Adjusted EBITDA (EBITDA less stock-based compensation) showed a significant improvement to a loss of just over $0.9 million for the quarter as a result of the leverage in our operating model. Expenses related to service operations grew 14.2% in contrast to the growth in Service Revenues of 60.7%. Expenses decreased 1.8% in the second quarter of 2007 over the second quarter of 2006, when adjusting for stock-based compensation and cost of product sales."

Business Highlights
-------------------

Selected recent business highlights include:

     o The company is executing successfully on its OEM strategy, with OEM's standardizing or adding new OEMs.

         o Komatsu, the world's second largest heavy equipment OEM, has announced that it will standardize ORBCOMM on most Tier-3 Construction Machines and will continue to install ORBCOMM's services as standard on almost every Construction class model change. Komatsu's ORBCOMM product `KOMTRAX' can also be retrofitted on older machines and non-Komatsu equipment to provide information such as machine hours, operation maps, location and engine lock capability. For more information see www.komatsuamerica.com.

         o Volvo has standardized ORBCOMM on trucks for satellite data services and has added a new product, CareTrack, for construction equipment. Volvo has signed an International Value-Added Reseller agreement with ORBCOMM and is using ORBCOMM for data communications services on Volvo Trucks North America's Volvo Link Sentry truck product and on Volvo Construction Equipment's CareTrack system.

         o Matrix, an ORBCOMM VAR, has installed approximately 150 units on Liebherr Group construction equipment and is working to help Liebherr greatly expand on the number of units installed. Liebherr Group, one of the world's leading manufacturers of construction machinery, has annual revenues of over (euro)5.3 billion. It manufactures cranes, earthmoving, mining cargo handling and other manufactured products.

     o Salco and GE, ORBCOMM VARs, have now received Underwriters Laboratories approval for their hazardous rail applications to allow deployments to monitor rail cars carrying hazardous materials.

     o ORBCOMM is shipping terrestrial products using the T-Mobile network in the third quarter of 2007. The cellular wireless technology network will use cellular wireless communication devices creating messages that will be aggregated with satellite messages and forwarded onto an appropriate terrestrial communications network to the ultimate destination. The company will be upgrading the technology capabilities of its network operations center to combine both satellite and terrestrial messages and deliver them as a single data stream through its ground facilities onto the ultimate destination.

Financial Results and Highlights
--------------------------------

Balance Sheet
-------------
Cash and Marketable Securities as of June 30, 2007 increased $22.4 million to $123.4 million from $101.0 million at December 31, 2006, mainly from the net proceeds of the company's recently completed secondary offering, less investment in satellites and other fixed assets totaling $10.0 million in the first half of 2007. The company generated almost $0.4 million of positive Cash from Operating Activities in the first half of 2007.

Revenue
-------
Revenue for the second quarter of 2007 was $6.6 million, an increase of $0.4 million or 5.8% over the prior year period. Service Revenue for the second quarter of 2007 increased over the prior year quarter by 60.7% to $4.2 million. Product Sales were $2.4 million, a 33.7% decline from the comparable period in 2006 reflecting the large volume purchase in the second quarter of 2006 by GE for the Wal-Mart trailer installation.

Revenue for the first half of 2007 was $12.6 million, approximately the same as the first half of 2006. Service Revenue increased 65.2% to $8.2 million for the first six months of 2007 compared to the first half of 2006. Product Sales decreased 42.6% for the first six months of 2007 to $4.4 million from the sale of subscriber communicators and peripheral equipment to GE for installation on Wal-Mart trailers in the first half of 2006.

Billable Subscriber Communicators
---------------------------------
The company has in the past reported billable subscriber communicators, which were defined as subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days. However, due to the difficulty in forecasting the timing of deployments of subscriber communicators held by the company's VARs, the company believes it is difficult to forecast with a reasonable degree of certainty whether activated units are expected to be billing within the 30 to 90-day timeframe. As a result, the company is revising its definition of billable subscriber communicators to now mean subscriber communicators that are shipped and activated for usage and billing at the request of the customer, without forecasting a timeframe for when individual units will be generating usage and be billing. With the commencement of sales of terrestrial hardware and services in the third quarter of 2007, billable subscriber communicators will also include terrestrial units shipped and activated for usage and billing on the cellular communications network of the company's service provider. Please see the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed this morning for a further discussion of the changes to the company's billable subscriber communicator measure.

Under the revised definition of billable subscriber communicators described above, as of June 30, 2007, there were approximately 278,000 billable subscriber communicators on the ORBCOMM data communications system, compared to approximately 225,000 billable subscriber communicators as of December 31, 2006, an increase of approximately 23.6% for the first half of 2007. The company believes that the billable subscriber communicator count as of June 30, 2007 under the company's previous definition included a number of units, estimated to be about 5% of the total count, that based on information learned from a large VAR are now expected to be billing outside the 30 to 90-day timeframe. This VAR indicated negative macroeconomic events in its end markets are leading to cautious investment spending by customers in its aftermarket product. In addition, delays in obtaining certifications of product capabilities and compliance required for safe operations of another completed application also created delays in deployments that have since been resolved. This large VAR indicated to the company it expects these units to be deployed in the second half of 2007.

Costs and Expenses
------------------
Costs and Expenses increased 1.2%, or $0.1 million, to $9.2 million in the second quarter of 2007 compared to the same period in the prior year. Decreases in costs of products sold resulting from lower product sales volume were offset by higher staffing costs reflected in the expenses for the second quarter of 2007, particularly the effect of stock-based compensation, and expenses required as a public company, such as SEC compliance, investor relations and directors and officers insurance. Costs and Expenses in the second quarter of 2007, excluding cost of product sales, increased 14.2%, or $0.8 million, over the second quarter of 2006, due to increases in stock-based compensation of $1.0 million. Excluding the effect of stock-based compensation for the second quarters of 2007 and 2006, Costs and Expenses less cost of product sales in the second quarter of 2007 decreased $0.1 million or 1.8% over the prior year period.

For the first six months of 2007, Costs and Expenses increased $0.3 million, or 1.5% to $19.4 million, primarily for the same reasons described above, but also including increases in stock-based compensation of $2.5 million over the first six months of 2006. Excluding the effect of stock-based compensation for the first six months of 2007 and 2006, respectively, Costs and Expenses less cost of product sales in the first six months of 2007 increased $0.5 million or 4.2% over the prior year period.

Net Loss
--------
Net loss was $1.3 million for the second quarter 2007, including stock-based compensation of $1.1 million, versus a net loss of $2.3 million in the prior year period, including stock-based compensation of $0.1 million.

Net loss for the second quarter of 2007 was $1.3 million, or $0.03 per common share (basic and diluted), in 2007, versus a net loss for the second quarter of 2006 of $2.3 million, or $0.84 per common share (basic and diluted). Net loss for the first six months of 2007 was $4.2 million, or $0.11 per common share (basic and diluted), versus a net loss for the first six months of 2006 of $5.4 million, or $1.80 per common share (basic and diluted).

EBITDA and Adjusted EBITDA
--------------------------
EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the company's operations. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The company also believes that EBITDA less stock-based compensation expense (Adjusted EBITDA) is useful to investors to evaluate the company's core operating results and financial performance, because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.

EBITDA for the second quarter of 2007 was a loss of $2.0 million, compared to a loss of $2.1 million in the second quarter 2006. EBITDA for the first six months of 2007 was a loss of $5.6 million, compared to a loss of $5.0 million for 2006, due primarily to the increases in stock-based compensation, as described above.

Adjusted EBITDA for the second quarter of 2007 was a loss of $0.9 million, an improvement of 55.1% over the loss of $2.0 million in the second quarter of 2006. Adjusted EBITDA for the first six months of 2007 was a loss of $2.6 million, an improvement of 43.4% compared to a loss of $4.6 million for the first six months of 2006.

Guidance For The Remainder of 2007
----------------------------------

The company is revising its full-year 2007 guidance to a range of 125,000 to 150,000 net additions of billable subscriber communicators, which under the revised measure adopted by the company will include approximately 10,000 terrestrial subscriber communicators, versus its prior guidance for full year 2007 of billable subscriber communicator net additions in the range of 150,000 to 170,000 subscriber communicators under the previous definition. The company is also updating its full-year 2007 revenue guidance to between $28 million and $31 million, due mostly to lower than expected product sales by our subsidiary Stellar, and the result of delays in adding subscriber communicators, versus previous full-year 2007 revenue guidance of between $34 and $38 million. This revised guidance is the result of new information obtained from the company's VARs about their second half prospects. In addition, international markets have experienced more modest growth than projected due to the delays developing and modifying regional applications. The company does not believe the reduction in guidance is due to lost opportunities, but rather related to delayed spending by end users.

Net additions of billable subscriber communicators are still expected to be higher in the second half above first half 2007 levels, as OEMs are expected to start standardizing ORBCOMM services into their product offerings.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 800-683-1525 at least ten minutes prior to the start of the call. International callers should dial 973-872-3197. The conference call identification number is 8533512. A replay of the call will be available from approximately 12:00 PM ET on Tuesday, August 14, 2007 through 11:59 AM ET on Monday, August 22, 2007. To access the replay, please dial 877-519-4471 domestically or 973-341-3080 internationally and enter identification number 8533512.

Alternatively, to access the live webcast, please visit the company's website at www.orbcomm.com, click on "Investor Relations" and select "Presentations and Webcasts" An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.
------------------
ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 29 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements
--------------------------
Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
--------
Investor Inquiries:                              Media Inquiries:
------------------                               ---------------
Robert Costantini                                Jennifer Lattif
Chief Financial Officer, ORBCOMM Inc.            The Abernathy MacGregor Group
703-433-6305                                     212-371-5999
Costantini.robert@orbcomm.com                    jcl@abmac.com

                                  ORBCOMM Inc.
                      Condensed Consolidated Balance Sheet
                       (in thousands, except share data)
                                  (Unaudited)


                                                                   June 30,           December 31,
                                                                     2007                 2006
                                                              -----------------  ----------------------
                                     ASSETS
Current Assets:
  Cash and cash equivalents                                     $    76,361         $     62,139
  Marketable securities                                              47,050               38,850
  Accounts receivable, net of allowances for doubtful
    accounts of $418 and $297 as of June 30, 2007 and
    December 31, 2006                                                 5,487                5,185
  Inventories                                                         3,085                3,528
  Advances to contract manufacturer                                     153                  177
  Prepaid expenses and other current assets                           1,159                1,354
                                                              -----------------  ----------------------
       Total current assets                                         133,295              111,233
Long-term receivable                                                    372                  372
Satellite network and other equipment, net                           43,197               29,131
Intangible assets, net                                                6,315                7,058
Other assets                                                            306                  299
                                                              -----------------  ----------------------
       TOTAL ASSETS                                             $   183,485         $    148,093
                                                              =================  ======================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                              $     8,821         $      3,438
  Accrued liabilities                                                 4,518                4,915
  Current portion of deferred revenue                                 2,202                2,083
                                                              -----------------  ----------------------
       Total current liabilities                                     15,541               10,436
Note payable - related party                                            971                  879
Deferred revenue, net of current portion                              8,118                8,066
                                                              -----------------  ----------------------
        Total liabilities                                            24,630               19,381
                                                              -----------------  ----------------------

Commitments and contingencies

Stockholders' equity:
  Common stock, par value $0.001; 250,000,000 shares
    authorized; 41,294,471 and 36,923,715 shares issued
    and outstanding as of June 30, 2007 and December 31,
    2006                                                                 41                   37
  Additional paid-in capital                                        223,360              188,917
  Accumulated other comprehensive loss                                 (463)                (395)
  Accumulated deficit                                               (64,083)             (59,847)
                                                              -----------------  ----------------------
       Total stockholders' equity                                   158,855              128,712
                                                              -----------------  ----------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $   183,485         $    148,093
                                                              =================  ======================

                                  ORBCOMM Inc.
                Condensed Consolidated Statements of Operations
                (in thousands, except share and per share data)
                                  (Unaudited)

                                                                       Three months ended            Six months ended
                                                                             June 30,                    June 30,
                                                                  ----------------------------  ----------------------------
                                                                       2007          2006            2007          2006
                                                                  -------------  -------------  -------------  -------------
Revenues:
  Service revenues                                                $      4,217   $      2,624   $     8,167    $      4,945
  Product sales                                                          2,410          3,637         4,421           7,696
                                                                  -------------  -------------  -------------  -------------
    Total revenues                                                       6,627          6,261        12,588          12,641
                                                                  -------------  -------------  -------------  -------------


Costs and expenses (1):
  Costs of services                                                      1,966          2,109         4,319           4,166
  Costs of product sales                                                 2,532          3,254         4,638           7,330
  Selling, general and administrative                                    4,485          3,220         9,796           6,548
  Product development                                                      257            544           617           1,042
                                                                  -------------  -------------  -------------  -------------
    Total costs and expenses                                             9,240          9,127        19,370          19,086
                                                                  -------------  -------------  -------------  -------------

Loss from operations                                                    (2,613)        (2,866)       (6,782)         (6,445)

Other income (expense):
  Interest income                                                        1,339            586         2,618           1,041
  Other income                                                              30            140            33             140
  Interest expense                                                         (53)          (110)         (105)           (127)
                                                                  -------------  -------------  -------------  -------------
    Total other income                                                   1,316            616         2,546           1,054
                                                                  -------------  -------------  -------------  -------------

Net loss                                                          $     (1,297)  $     (2,250)  $    (4,236)   $     (5,391)
                                                                  =============  =============  =============  =============

Net loss applicable to common shares                              $     (1,297)  $     (4,806)  $    (4,236)   $    (10,254)
                                                                  =============  =============  =============  =============

Net loss per common share:
  Basic and diluted                                               $      (0.03)  $      (0.84)  $     (0.11)   $      (1.80)
                                                                  =============  =============  =============  =============

Weighted average common shares outstanding:
  Basic and diluted                                                     38,669          5,690        37,857           5,690
                                                                  =============  =============  =============  =============


(1) Stock-based compensation included in costs and expenses:
       Costs of services                                          $         90   $          9   $       310    $         17
       Costs of product sales                                               58              -            87               -
       Selling, general and administrative                                 905             72         2,542             400
       Product development                                                  30              5            72              10
                                                                  -------------  -------------  -------------  -------------
                                                                  $      1,083   $         86   $     3,011    $        427
                                                                  -------------  -------------  -------------  -------------

                                  ORBCOMM Inc.
                Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                  (Unaudited)

                                                                                           Six months ended
                                                                                               June 30,
                                                                                --------------------------------------
                                                                                       2007                2006
                                                                                ------------------  ------------------
Cash flows from operating activities:
  Net loss                                                                      $         (4,236)   $          (5,391)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Change in allowance for doubtful accounts                                                121                  (56)
    Inventory impairments                                                                      -                  336
    Depreciation and amortization                                                          1,138                1,283
    Accretion on note payable - related party                                                 66                   66
    Stock-based compensation                                                               3,011                  427
  Changes in operating assets and liabilities:
    Accounts receivable                                                                     (423)              (1,316)
    Inventories                                                                              443                 (548)
    Advances to contract manufacturer                                                         24                  467
    Prepaid expenses and other current assets                                                188               (1,086)
    Accounts payable and accrued liabilities                                                (148)              (1,778)
    Deferred revenue                                                                         171                  894
                                                                                ------------------  ------------------
    Net cash provided by (used in) operating activities                                      355               (6,702)
                                                                                ------------------  ------------------
Cash flows from investing activities:
  Capital expenditures                                                                    (9,596)              (5,666)
  Purchases of marketable securities                                                     (29,700)             (24,250)
  Sales of marketable securities                                                          21,500                    -
                                                                                ------------------  ------------------
    Net cash used in investing activities                                                (17,796)             (29,916)
                                                                                ------------------  ------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock in connection with secondary public offering, net of underwriters' discounts and commissions and
    offering costs of $2,405                                                              31,922                    -
  Proceeds from issuance of Series B preferred stock,
    net of issuance costs of $113                                                              -                1,465
  Proceeds from exercise of warrants                                                         392                    -
  Payment of offering costs in connection with initial public offering                      (609)                   -
  Payment of Series A preferred stock dividends                                                -               (8,027)
                                                                                ------------------  ------------------
    Net cash provided by (used in) financing activities                                   31,705               (6,562)
                                                                                ------------------  ------------------
Effect of exchange rate changes on cash and cash equivalents                                 (42)                (156)
                                                                                ------------------  ------------------
Net increase (decrease) in cash and cash equivalents                                      14,222              (43,336)

Cash and cash equivalents:
  Beginning of period                                                                     62,139               68,663
                                                                                ------------------  ------------------
  End of period                                                                 $         76,361    $          25,327
                                                                                ==================  ==================
Supplemental cash flow disclosures:
  Non cash financing activities -
  Preferred stock dividends accrued                                             $              -    $           4,357
                                                                                ==================  ==================

The following table reconciles our Net Loss to EBITDA and Adjusted EBITDA for the periods shown:


                                                Three months ended                    Six months ended
                                                     June 30,                             June 30,
-----------------------------------------------------------------------------------------------------------------
                                                2007              2006              2007               2006
-----------------------------------------------------------------------------------------------------------------
                                                                      (in thousands)
Net loss                                      $(1,297)          $(2,250)          $(4,236)           $(5,391)
Net interest (income)/ expense                 (1,286)             (476)           (2,513)              (914)
Provision for income taxes                          -                 -                 -                  -
Depreciation and amortization                     596               628             1,138              1,283
                                        -------------------  ----------------  ----------------  ----------------
EBITDA                                        $(1,987)          $(2,098)          $(5,611)           $(5,022)
                                        ===================  ================  ================  ================
Stock-based compensation                        1,083                86             3,011                427
                                        ===================  ================  ================  ================
Adjusted EBITDA                                 $(904)          $(2,012)          $(2,600)           ($4,595)
                                        ===================  ================  ================  ================